Registration No. 333-_______

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
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                               Fresh Brands, Inc.
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             (Exact name of registrant as specified in its charter)

                Wisconsin                                       39-2019963
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      (State or other jurisdiction                           (I.R.S. Employer
    of incorporation or organization)                       Identification No.)

                2215 Union Avenue
              Sheboygan, Wisconsin                                53081
              --------------------                                -----
    (Address of principal executive offices)                    (Zip Code)

         Fresh Brands, Inc. 2001 Nonemployee Director Stock Option Plan
         --------------------------------------------------------------
                            (Full title of the plan)

                 Elwood F. Winn                             Copy to:
               Fresh Brands, Inc.
               2215 Union Avenue                         Steven R. Barth
           Sheboygan, Wisconsin 53081                     Foley & Lardner
                 (920) 457-4433                       777 East Wisconsin Avenue
(Name, address and telephone number, including        Milwaukee, Wisconsin 53202
       area code, of agent for service)

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                         CALCULATION OF REGISTRATION FEE
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    Title of        Amount    Proposed Maximum   Proposed Maximum    Amount of
Securities to be    to be      Offering Price   Aggregate Offering  Registration
   Registered     Registered      Per Share           Price            Fee
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Common Stock,       200,000       $14.75(1)        $2,950,000(1)      $737.50
$0.05 par value     shares
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(1)  Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for Fresh Brands, Inc. Common Stock as reported on the Nasdaq Stock Market on August 15, 2001.

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                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the "Commission") as part of this Form S-8 Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

          The following documents filed with the Commission by the Registrant are hereby incorporated herein by reference:

          (a) Registrant's Registration Statement on Form S-4 (Registration No. 333-56222) filed on February 26, 2001 and amended on April 4, 2001, April 24, 2001 and April 27, 2001.

          (b) The description of the Registrant's Common Stock contained in Item 1 of the Registrant's Registration Statement on Form 8-A, dated May 31, 2001 (and, consequently, under the section entitled "Approval of Agreement and Plan of Share Exchange--Description of Fresh Brands Capital Stock" in the Registrant's Registration Statement on Form S-4 (Registration No. 333-56222) filed on February 26, 2001, and any amendments or reports filed by the Registrant for the purpose of updating such description), and any amendments or reports filed for the purpose of updating such description.

          All documents subsequently filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of filing of this Registration Statement and prior to such time as the Registrant files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

          Steven R. Barth, a director of the Registrant, is a partner at the law firm of Foley & Lardner, which provides legal services to the Registrant.

Item 6.   Indemnification of Directors and Officers.

          Under the Bylaws of Fresh Brands and the Wisconsin Business Corporation Law ("WBCL"), directors and officers of Fresh Brands are entitled to mandatory indemnification from Fresh Brands against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding, and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless it is determined the director or officer breached or failed to perform such person's duties to Fresh Brands and such breach or failure constituted: (i) a willful failure to deal fairly with Fresh Brands or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was


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unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. The WBCL specifically states that it is the public policy of Wisconsin to require or permit indemnification, allowance of expenses and insurance in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above.

          Under the WBCL, unless the Articles of Incorporation provide otherwise, directors and officers of Fresh Brands are not subject to personal liability to Fresh Brands, it shareholders, or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors or officers, unless the person asserting liability proves that the breach or failure constituted: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director had a material conflict of interest, (ii) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful, or (iii) a transaction from which the director derived an improper personal profit, or (iv) willful misconduct. The Articles of Incorporation do not limit a director's immunity provided by the WBCL. As a result of such provisions, shareholders may be unable to recover monetary damages against directors or officers for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equity relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

          The following exhibits are filed (except where otherwise indicated) as part of this Registration Statement:

       Exhibit No.                    Description
       -----------                    -----------

          4.1       Fresh Brands, Inc. 2001 Nonemployee Director Stock Option
                    Plan.

          4.2 Amended and Restated Articles of Incorporation of the Registrant. [Incorporated by reference to Exhibit 3.1 (and, consequently, Appendix E to the Registrant's proxy statement/prospectus ) to Amendment No. 3 to the Registrant's Registration Statement on Form S-4 (Registration No. 333-56222).]

          4.3       By-laws of the Registrant. [Incorporated by reference to
                    Exhibit 3.2 (and, consequently, Appendix E to the Registrant's proxy statement/prospectus ) to Amendment No. 3 to the Registrant's Registration Statement on Form S-4 (Registration No. 333-56222).]

          5         Opinion of Foley & Lardner.



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          23.1      Consent of Foley & Lardner (contained in opinion of Foley &
                    Lardner filed as Exhibit 5 hereto).

          24 Power of Attorney (set forth on the signature page to this Registration Statement).


Item 9.   Undertakings.

          The undersigned registrant hereby undertakes as follows:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that sentences (a)(i) and (a)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (d) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing


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provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



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                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sheboygan, Wisconsin on August 20, 2001.

                                        FRESH BRANDS, INC.


                                        /s/ Elwood F. Winn
                                        ---------------------------------------
                                        Elwood F. Winn
                                        President and Chief Executive Officer


                                POWER OF ATTORNEY

          We, the undersigned officers and directors of Fresh Brands, Inc. hereby severally constitute and appoint Elwood F. Winn, Armand C. Go and Steven
R. Barth, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated, constituting a majority of the Registrant's Board of Directors:

         SIGNATURE                    TITLE                          DATE


/s/ Elwood F. Winn         President, Chief Executive Officer    August 20, 2001
-------------------------  and Director (Principal Executive
Elwood F. Winn             Officer)


/s/ Armand C. Go           Vice President and Secretary          August 20, 2001
-------------------------  (Principal Financial Officer and
Armand C. Go               Principal Accounting Officer)


/s/ Walter G. Winding      Director                              August 20, 2001
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Walter G. Winding


/s/ Michael R. Houser      Director                              August 20, 2001
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Michael R. Houser


/s/ William K. Jacobson    Director                              August 20, 2001
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William K. Jacobson


/s/ Steven R. Barth        Director                              August 20, 2001
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Steven R. Barth


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